Exhibit 99.1

The St. Joe Company Reports Third Quarter 2018 Results

WATERSOUND, Fla.--(BUSINESS WIRE)--October 31, 2018--The St. Joe Company (NYSE:JOE) (the “Company”) today announced Net Income for the third quarter of 2018 of $5.5 million, or $0.09 per share, compared with Net Income of $5.9 million, or $0.08 per share, for the third quarter of 2017. For the nine months ended September 30, 2018, the Company reported Net Income of $32.4 million, or $0.51 per share compared to Net Income of $21.0 million, or $0.29 per share for the same period last year.

Third quarter updates include:

  Resorts and leisure revenue for the third quarter 2018 decreased as compared to the third quarter of 2017 by $5.6 million primarily due to the sale of the short-term vacation rental management business during December 2017. The decrease was partially offset by an increase in revenue in The Clubs by Joe, the Company’s private membership club, and an increase in revenue from both the WaterColor Inn and the WaterSound Inn. Excluding the impact from the prior year short term vacation rental management business, the resorts and leisure revenue increased by $1.4 million. The overall Gross Margin for resorts and leisure segment increased to 23.0% for the three months ended September 30, 2018 as compared to 20.3% for the three months ended September 30, 2017. Increase in Club membership as well as increase in lodging revenue at the WaterColor Inn and WaterSound Inn were primarily responsible for the increased margin.
  Leasing revenue increased by approximately $0.1 million in the third quarter of 2018 as compared to the third quarter of 2017. The increase represents the fifteenth consecutive quarter of increased revenue as compared to the same quarter in the previous year. As of September 30, 2018, the Company’s leasing portfolio consisted of approximately 808,000 square feet of rentable space, which was 89% leased.
  In the third quarter of 2018, the Company reassessed its valuation allowance against its state net operating loss carryforwards and recorded a net income tax benefit of $3.5 million for the three months ended September 30, 2018 as compared to income tax expense of $2.6 million during the same period in 2017.

The Company had cash, cash equivalents and investments of $249.2 million as of September 30, 2018, compared to $303.4 million as of December 31, 2017, a decrease of $54.2 million. During the nine months ended September 30, 2018, the Company used $93.4 million to repurchase 5,238,566 shares of its common stock. As of September 30, 2018, the Company had approximately 60.7 million shares of its common stock outstanding.

As of September 30, 2018, the Company had under construction two commercial buildings totaling 18,200 gross square feet as well as the 240-unit apartment complex. In addition, the 124-room hotel located in Panama City Beach broke ground in October 2018.

As of September 30, 2018, the Company had 447 residential lots under development. The Company had approximately 650 residential lots under contract as of September 30, 2018, which are expected to result in revenue of approximately $65.2 million at closing of the lots, which are expected over the next several years. As of September 30, 2017, the Company had approximately 250 residential lots under contract which are expected to result in revenue of approximately $9.4 million ($8.1 million of which has been realized through September 30, 2018). The increase is due to increased builder contracts for residential lots. On August 28, 2018, the Company announced plans to create a new home development within the Watersound Origins community and entered into a definitive long-term contractual agreement with Kolter Homes, LLC that will consist of approximately 466 single-family detached homes to be constructed by Kolter. Lot construction in this new development is expected to begin in 2019 with homes being available for sale in 2020.

On October 10, 2018 Hurricane Michael impacted the Florida Panhandle, which resulted in widespread damage to the area. The majority of the Company’s properties incurred minimal or no damage; however, the Company is continuing to make a full assessment of the extent of the impact. The Company’s Bay Point Marina in Bay County and Port St. Joe Marina in Gulf County, as well as certain timber and commercial leasing assets were impacted. The marinas suffered significant loss requiring long-term restoration and remain closed. The Company maintains property and business interruption insurance, subject to certain deductibles, and is currently assessing claims under such policies; however the timing and amount of insurance proceeds are uncertain and may not be sufficient to cover all losses. See Footnote 19 – Subsequent Event on Form 10-Q for the period ended September 30, 2018.

Financial data schedules included in this press release provide greater detail on business performance, summarizing the consolidated results, summary balance sheets, debt schedule and other operating and corporate expenses for the third quarter of 2018 and 2017, respectively.

Jorge Gonzalez, the Company’s President and Chief Executive Officer, said: “With Hurricane Michael, the world knows much more about Northwest Florida. JOE was fortunate that most of our assets received minimal to no damage. Except for our marinas, we were back, fully open for business, after a couple of days. However, many were not as fortunate. We began to do our part by announcing that the St. Joe Community Foundation committed $1 million towards relief and recovery efforts in our area. Our employees are also doing their part by selflessly volunteering their time to help our friends and neighbors. Northwest Florida is truly a special place and not just for its natural beauty, but for the spirit and resiliency of its people. In their time of need, we have been overwhelmed by the neighbor-helping-neighbor attitude we have seen.”

Mr. Gonzalez added, “I have been asked about the impact of Hurricane Michael on JOE, to which I have responded quickly and consistently. Hurricane Michael has forced a reprioritization and acceleration of projects for homes, apartment rentals, hotels, offices, retail, and manufacturing spaces - especially in Bay County and Gulf County. Northwest Florida is our home and we have the people, capital, and first-hand knowledge of local areas to immediately start accelerating the implementation of our pipeline. Over the last couple of years, we have brought new partners to the market to help develop other types of physical assets and services needed for thriving communities. Additionally, these relationships will give us the horsepower to accelerate and add needed projects. Our partners tell us they are equally committed to fairly meeting demands for different types of spaces for displaced families and businesses.”

Mr. Gonzalez continued, “At our annual shareholder meeting, we presented JOE’s pipeline of projects. Before Hurricane Michael, our region was growing faster than what I’ve seen in many years. Walton County (where our headquarters is located) was already the 6th fastest growing county in the nation by percentage growth. Bay County was experiencing growth not only in tourism but also in manufacturing with announcements of companies locating to Bay County and creating quality, high multiplier jobs like GKN Aerospace (UK-based), Air Temp (Mexico-based), ACMT (Connecticut-based), and others. In late 2017, the U.S. Air Force announced that Tyndall Air Force Base was chosen as the preferred location for a new MQ-9 Reaper wing, with the potential to bring 1,600 new jobs and more than $250 million of military construction. After Hurricane Michael, I now believe that the Company must accelerate the implementation and add to the many projects in our pipeline to meet the market demand and needs of our region.”

FINANCIAL DATA

Consolidated Results (Unaudited)
($ in millions except share and per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue
Real estate revenue	$6.2	$10.7	$46.1	$19.4
Resorts and leisure revenue	12.6	18.2	33.3	45.6
Leasing revenue	3.1	3.0	9.3	8.4
Timber revenue	1.8	2.0	5.3	4.7
Total revenue	23.7	33.9	94.0	78.1
Expenses
Cost of real estate revenue	3.7	6.4	10.8	10.4
Cost of resorts and leisure revenue	9.7	14.5	26.5	38.2
Cost of leasing revenue	0.8	0.8	2.5	2.3
Cost of timber revenue	0.2	0.2	0.6	0.6
Other operating and corporate expenses	5.1	5.0	16.1	15.3
Depreciation, depletion and amortization	2.3	2.3	6.8	6.2
Total expenses	21.8	29.2	63.3	73.0
Operating income	1.9	4.7	30.7	5.1
Investment income, net	2.6	6.4	12.2	31.1
Interest expense	(2.9)	(3.0)	(8.9)	(9.1)
Other income, net	0.3	0.6	0.8	4.6
Income before income taxes	1.9	8.7	34.8	31.7
Income tax benefit (expense)	3.5	(2.6)	(2.8)	(10.8)
Net income	5.4	6.1	32.0	20.9
Net loss (income) attributable to non-controlling interest	0.1	(0.2)	0.4	0.1
Net income attributable to the Company	$5.5	$5.9	$32.4	$21.0
Net income per share attributable to the Company	$0.09	$0.08	$0.51	$0.29
Weighted average shares outstanding	61,066,731	70,202,807	63,418,118	72,037,772

Summary Balance Sheet (Unaudited)
($ in millions)

	September 30, 2018	December 31, 2017
Assets
Investment in real estate, net	$348.9	$332.6
Cash and cash equivalents	200.9	192.1
Investments – debt securities	13.2	76.3
Investments – equity securities	35.1	35.0
Restricted investments	3.4	4.5
Income tax receivable	3.4	8.4
Claim settlement receivable	5.4	5.3
Other assets	40.6	47.1
Property and equipment, net	12.4	11.8
Investments held by special purpose entities	207.3	207.9
Total assets	$870.6	$921.0

Liabilities and Equity
Debt, net	$62.3	$55.6
Other liabilities	50.0	47.3
Deferred tax liabilities, net	47.5	49.0
Senior Notes held by special purpose entity	176.7	176.5
Total liabilities	336.5	328.4
Total equity	534.1	592.6
Total liabilities and equity	$870.6	$921.0
Debt Schedule (Unaudited)
($ in millions – Net of issuance costs)

	September 30, 2018	December 31, 2017
Pier Park North joint venture refinanced loan	$46.2	$46.8
Community Development District debt	6.4	7.2
Pier Park Crossings joint venture loan	7.2	--
Pier Park outparcel construction loan	1.6	1.6
WaterColor Crossings construction loan	0.9	--
Total debt, net	$62.3	$55.6

Other Operating and Corporate Expenses (Unaudited)
($ in millions)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Employee costs	$2.2	$1.7	$5.7	$5.3
401(k) contribution	--	--	1.1	1.2
Non-cash stock compensation costs	--	--	0.1	--
Property taxes and insurance	1.1	1.3	3.6	4.1
Professional fees	1.0	0.8	2.7	2.2
Marketing and owner association costs	0.3	0.4	0.9	1.0
Occupancy, repairs and maintenance	0.2	0.2	0.7	0.4
Other	0.3	0.6	1.3	1.1
Total other operating and corporate expense	$5.1	$5.0	$16.1	$15.3

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the third quarter 2018 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission, which can be found at the SEC’s website www.sec.gov.

Important Notice Regarding Forward-Looking Statements

Certain statements contained in this press release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this press release include statements regarding our continued progress in our operations, our expectations supporting the release of the valuation allowance, expectations regarding lot sales and timing of sales, as with all sales contracts, as part of the new home development contract with Kolter Homes, LLC, our assessment of the extent of damage and resulting financial impact of Hurricane Michael, statements regarding the rate of growth in the Northwest Florida region; the impact of related developments on our future results and the timing of moving forward with projects in our pipeline. Any such forward-looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions.

The Company cautions readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect the Company’s actual financial results and could cause the Company’s actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including (1) any changes in our strategic objectives or our ability to successfully implement such strategic objectives; (2) any potential negative impact of our longer-term property development strategy, including losses and negative cash flows for an extended period of time if we continue with the self-development of recently granted entitlements; (3) significant decreases in the market value of our investments in securities or any other investments; (4) our ability to capitalize on strategic opportunities presented by a growing retirement demographic; (5) our ability to accurately predict market demand for the range of potential residential and commercial uses of our real estate; (6) volatility in the consistency and pace of our residential real estate sales; (7) any downturns in real estate markets in Florida or across the nation; (8) our dependence on the real estate industry and the cyclical nature of our real estate operations; (9) our ability to successfully and timely obtain land use entitlements and construction financing, maintain compliance with state law requirements and address issues that arise in connection with the use and development of our land, including the permits required for mixed-use and active adult communities; (10) changes in laws, regulations or the regulatory environment affecting the development of real estate; (11) our ability to effectively deploy and invest our assets, including our available-for-sale securities; (12) our ability to effectively manage our real estate assets, as well as the ability of our joint venture partners to effectively manage the day-to-day activities of our joint venture projects; (13) increases in operating costs, including costs related to real estate taxes, owner association fees, construction materials, labor and insurance, and our ability to manage our cost structure; (14) our ability to fully recover under claims for losses related to Hurricane Michael; and (15) our ability to successfully accelerate our development pipeline following Hurricane Michael which will depend upon a range of factors, including availability of labor, other priorities in the region and demand for our projects remaining consistent with our current expectations; as well as, the cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings including the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this press release.

Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

About The St. Joe Company

The St. Joe Company together with its consolidated subsidiaries is a real estate development, asset management and operating company with real estate assets and operations currently concentrated primarily in Northwest Florida. More information about the Company can be found on its website at www.joe.com.

© 2018, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®” and some of the project names mentioned herein are registered service marks of The St. Joe Company, its affiliates or third parties.

CONTACT:
The St. Joe Company
Investor Relations Contact:
Marek Bakun, 1-866-417-7132
Chief Financial Officer
Marek.Bakun@Joe.Com